Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE, dated as of April 20, 2005 but effective as of July 1, 2004 (the "Fourth Supplemental Indenture"), is made and entered into by and among SESI, L.L.C., a Delaware limited liability company (the "Company"), SPN Resources, LLC, a Louisiana limited liability company ("SPN Resources"), and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), pursuant to an Indenture, dated as of May 2, 2001 and amended as of July 9, 2001, September 1, 2001 and January 10, 2002, among the Company, Superior Energy Services, Inc., the Subsidiary Guarantors named therein and the Trustee (the "Indenture"). All capitalized terms used in this Fourth Supplemental Indenture that are not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

RECITALS

WHEREAS, SPN Resources desires to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes without the consent of any Holder of a Note to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;

WHEREAS, the Company desires to amend the Indenture and the Notes to add SPN Resources as a Guarantor with respect to the Notes; and

WHEREAS, the Company, SPN Resources and the Trustee are executing and delivering this Fourth Supplemental Indenture in order to provide that SPN Resources shall Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I
AMENDMENT TO INDENTURE

Section 1.1    Addition of Subsidiary Guarantor.  SPN Resources hereby agrees to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture for the benefit of the Holders of the (i) Exchange Notes and (ii) if and when issued, any Additional Notes that the Company may from time to time choose to issue pursuant to the Indenture.

Section 1.2    Definition.  The definition of "Subsidiary Guarantor" contained in Section 1.01 of the Indenture is hereby amended to include SPN Resources, LLC as a Subsidiary Guarantor.

ARTICLE II
GENERAL PROVISIONS

Section 2.1    Effectiveness of Amendment.  This Fourth Supplemental Indenture is effective as of July 1, 2004.

Section 2.2    Ratification of Indenture.  The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Fourth Supplemental Indenture. The Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.3    Certificate and Opinion as to Conditions Precedent.  Simultaneously with and as a condition to the execution of this Fourth Supplemental Indenture, the Company is delivering to the Trustee:

(a)    an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, the Fourth Supplemental Indenture is permitted by the Indenture and all conditions precedent and covenants, if any, provided for in the Indenture relating to the amendment and supplement of the Indenture have been satisfied; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee meeting the requirements set forth in Section 9.06 of the Indenture.

Section 2.4    Effect of Headings.  The Article and Section headings in this Fourth Supplemental Indenture are for convenience only and shall not affect the construction of this Fourth Supplemental Indenture.

Section 2.5    Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.6    Counterparts.  This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Fourth Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Fourth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

SESI, L.L.C., a Delaware limited liability company

By:	Superior Energy Services, Inc. as managing member

	By:	/s/ Robert S. Taylor
Robert S. Taylor
Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ William Cardozo
William Cardozo
Vice President

SPN RESOURCES, LLC, a Louisiana limited liability company

By:	/s/ Robert S. Taylor
Robert S. Taylor
Vice President and Treasurer